Exhibit 5.1
FORM OF OPINION

www.dinurdelucalaw.com	990 Hammond Drive, Suite 760
Atlanta, Georgia 30328
FAX: 770-395-3171	OFFICE: 770-395-3170
Daniel D. Dinur	Anthony A. DeLuca
dan@dinurdelucalaw.com	anthony@dinurdelucalaw.com

__________ __, 2009

International Medical Staffing, Inc.
340 Eisenhower Drive
Building 600, Suite 610
Savannah, Georgia 31406

RE:	Registration Statement on Form S-4

Dear Board of Directors:

In connection with the registration by International Medical Staffing, Inc. (the "Company") on Form S-4 (the "Registration Statement") providing registration under the Securities Act of 1933, as amended, of 190,361,142 shares of Common Stock, 48,573,871 shares of Common Stock issuable upon the exercise of warrants and 12,636,592 shares of Common Stock issuable upon the exercise of convertible notes and convertible debentures (collectively, the "Securities"), to be issued in connection with the Company's proposed transaction pursuant to the Purchase and Sale Agreement and Plan of Reorganization, dated August 4, 2009, as amended, by and between the Company and PureSpectrum, Inc. (the "C-Reorg Agreement"), we are furnishing the following opinion as special counsel to the Company.

In connection with this opinion, we have examined and relied upon the Registration Statement, such corporate records, certificates of public officials and officers of the Company, and other documents and records as we have considered necessary or proper for the purpose of this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof and the due execution of such documents.

Our opinion is expressed only with respect to the federal laws of the United States of America and the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.  We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

In rendering this opinion, we have assumed that prior to the issuance of any of the Securities (i) the Registration Statement will have become effective under the Securities Act of 1933, as amended, and (ii) the transactions contemplated by the C-Reorg Agreement will be consummated in accordance with the C-Reorg Agreement.

Based upon the foregoing, and having regard to legal considerations that we deem relevant, we are of the opinion that the Securities when issued and sold in accordance with the transactions described in the Registration Statement, and in accordance with the securities laws of the various states in which they may be issued, will be validly issued, fully paid and nonassessable.

As special counsel to the Company, we hereby consent to the reference to this firm under the caption "Legal Matters" contained in the Prospectus which is part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

DINUR AND DELUCA, LLP.

By:	/S/ Daniel D. Dinur
Daniel D. Dinur

DDD/mtl